Exhibit 99.1

July 19, 2011

A. O. Smith earns $28.6 million or $.62 per share in second quarter, including one - time items, on eight percent increase in sales

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today reported second quarter earnings from continuing operations of $28.6 million or $.62 per share on sales of $405.3 million.

Second quarter results included two one-time items: a pre-tax gain of $11.2 million associated with a legal settlement with a supplier and a pre-tax increase to the company’s warranty reserve of $8.2 million related to a similar component concern in Canada. In addition, the company recorded a pre-tax gain of $5.3 million related to the mark to market of an equity collar associated with the sale of Electrical Products Company, which more than offset a $1.6 million loss in the first quarter. The net favorable impact of these items was $.11 per share in the second quarter and $.08 per share for the first six months of 2011.

Continuing operations’ results in the second quarter 2010 were a loss of $0.9 million or $.02 per share due to one-time pre-tax costs of $34.2 million or $.45 per share associated with the May 2010 flood at the company’s Ashland City, Tenn., facility. Sales in the second quarter last year were $375.0 million.

For the first six months of 2011, A. O. Smith’s continuing operations earned $52.8 million or $1.13 per share, which included the net favorable impact from the items identified above of $.08 per share, on sales of $822.7 million. For the same period in 2010, continuing operations earned $20.4 million or $.44 per share, which included the May 2010 flood costs, on sales of $741.7 million.

Cash used in operating activities during the first six months of 2011 was $104.8 million as a result of a $175 million pension contribution. The company expects cash provided by operating activities for the full year to be between $40 and $50 million.

Water Products Company

Sales for the three-month period ended June 30 were $405.3 million, an increase of approximately eight percent compared with sales of $375.0 million for the second quarter last year. An approximately 20 percent increase in water heater sales in China coupled with higher sales of commercial water heating products in North America and pricing actions related to commodity input costs more than offset a decline in North American residential water heater volumes, as customers purchased in the first quarter of the year in advance of an April 1 price increase. Second quarter 2011 sales were also higher as a result of the Takagi North America acquisition, completed on July 1, 2010, which expanded the company’s capabilities in the U. S. tankless market.

Water Products Company’s second quarter operating profits of $49.3 million included the net $3.0 million positive impact of the gain related to the settlement with the component supplier offset in part by the increase in the warranty reserve. The segment reported operating profits of $7.8 million in the same period last year, which included $34.2 million in costs related to the May 2010 flood. Operating margins of 12.2 percent in 2011 were higher than last year’s flood-adjusted margins as a result of the one-time net positive impact noted above.

Discontinued Operations

Sales of the discontinued Electrical Products Company in the second quarter were approximately $221.9 million compared with sales of $197.6 million in the same period last year. After-tax earnings from discontinued operations in the second quarter were $21.7 million or $.46 per share and were Electrical Products’ best second quarter performance in its history. Last year, the operations earned $17.5 million or $.38 per share in the second quarter.

Outlook for 2011

“Our China water heater business continues to grow, as sales were approximately 30 percent higher in the first half of this year,” Paul W. Jones, chairman and chief executive officer, observed. “However, sales of higher-efficiency products in North America are not as strong as we expected without the tax incentives which were reduced at the beginning of this year. Sales of our A. O. Smith branded water treatment products sold at our retail outlets in China are right on track, but sales of water treatment products sold through our wholesale channel are lagging. As a result, we expect sales of water treatment products in China, as well as sales of higher efficiency products in North America, for the full year to be lower than our original plan.”

“With the second half of the year remaining, we narrowed our forecast for earnings from continuing operations to between $1.95 and $2.05 per share for this year, excluding the potential impact from any future acquisitions, the settlement and addition to the warranty reserve and the quarterly mark to market of the equity collar.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the failure to receive, on a timely basis or otherwise, the required approvals from the government or regulatory agencies (including the terms of such approvals) pertaining to the sale of Electrical Products Company; the risk that a condition to closing of the sale may not be satisfied; the ability to execute our acquisition strategy and the successful integration of future acquisitions; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; adverse general economic conditions and capital market deterioration; and the impact of accounting for acquisitions on the company’s financial statements. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2011	2010	2011	2010

Net sales	$405.3	$375.0	$822.7	$741.7
Cost of products sold	293.4	260.8	583.8	519.2

Gross profit	111.9	114.2	238.9	222.5

Selling, general and administrative	85.1	83.8	174.4	160.8
Flood related expense	—	34.2	—	34.2
Restructuring, impairment and settlement income, net	(11.2)	—	(11.2)	—
Interest expense	2.1	1.6	3.9	3.3
Other (income) / expense	(5.1)	1.2	(2.9)	1.7

	41.0	(6.6)	74.7	22.5
Tax provision (credit)	12.4	(5.7)	21.9	2.0

Earnings before equity loss in joint venture	28.6	(0.9)	52.8	20.5
Equity (loss) in joint venture	—	—	—	(0.1)

Earnings (loss) from continuing operations	28.6	(0.9)	52.8	20.4

Earnings from discontinued EPC operations, net of tax	21.7	17.5	38.5	27.0

Net earnings	50.3	16.6	91.3	47.4

Net loss attributable to noncontrolling interest:	—	—	—	0.1

Net earnings attributable to A.O. Smith Corporation	$50.3	$16.6	$91.3	$47.5

Diluted earnings (loss) per share of common stock
Continuing operations	$0.62	$(0.02)	$1.13	$0.44
Discontinued operations	0.46	0.38	0.83	0.59

Net	$1.08	$0.36	$1.96	$1.03

Average common shares outstanding (000’s omitted)	46,646	46,112	46,594	46,014

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) June 30 2011	December 31 2010
ASSETS:

Cash and cash equivalents	$108.2	$118.9
Receivables	327.7	313.3
Inventories	161.6	146.8
Deferred income taxes	68.7	27.3
Other current assets	23.8	17.4
Current assets - discontinued EPC operations	301.2	272.3

Total Current Assets	991.2	896.0

Net property, plant and equipment	266.3	258.4
Goodwill and other intangibles	429.7	430.4
Deferred income taxes	25.4	89.7
Other assets	37.1	36.8
Long-term assets - discontinued EPC operations	393.4	399.3

Total Assets	$2,143.1	$2,110.6

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$258.3	$263.0
Accrued payroll and benefits	32.1	37.2
Product warranties	42.3	36.4
Long-term debt due within one year	18.6	18.6
Other current liabilities	55.6	59.0
Current liabilities - discontinued EPC operations	129.0	122.6

Total Current Liabilities	535.9	536.8

Long-term debt	356.9	242.4
Other liabilities	152.2	148.6
Pension liabilities	50.9	222.9
Long-term liabilities - discontinued EPC operations	77.4	78.5
Stockholders’ equity	969.8	881.4

Total Liabilities and Stockholders’ Equity	$2,143.1	$2,110.6

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months ended June 30
	2011	2010
Operating Activities
Net earnings	$91.3	$47.4
Less earnings from discontinued operations	(38.5)	(27.0)

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	21.8	19.3
Loss on disposal of assets	0.3	14.3
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(85.2)	2.0
Noncurrent assets and liabilities	(94.5)	(13.9)

Cash Provided by (Used in) Operating Activities	(104.8)	42.1
Cash Provided by Operating Activities - discontinued operations	17.6	8.6

Cash Provided by (Used in) Operating Activities	(87.2)	50.7

Investing Activities
Capital expenditures	(24.3)	(16.1)
Proceeds from sale of restricted marketable securities	—	4.6

Cash Used in Investing Activities - continuing operations	(24.3)	(11.5)
Cash Used in Investing Activities - discontinued operations	(1.7)	(5.8)

Cash Used in Investing Activities	(26.0)	(17.3)

Financing Activities
Short-term debt incurred - net	—	(7.9)
Long-term debt incurred	128.4	—
Long-term debt repaid	(15.8)	—
Common stock repurchase	(5.7)	—
Net proceeds from stock option activity	8.5	4.1
Dividends paid	(12.9)	(11.9)

Cash Provided by (Used in) Financing Activities - continuing operations	102.5	(15.7)
Cash Provided by Financing Activities - discontinued operations	—	—

Cash Provided by (Used in) Financing Activities	102.5	(15.7)

Net increase / (decrease) in cash and cash equivalents	(10.7)	17.7
Cash and cash equivalents - beginning of period	118.9	76.3

Cash and Cash Equivalents - End of Period	$108.2	$94.0

A. O. SMITH CORPORATION

Operations

(dollars in millions)

(unaudited)

	Three Months ended June 30		Six Months ended June 30
	2011	2010	2011	2010
Net sales
Water Products	$405.3	$375.0	$822.7	$741.7

Operating earnings
Water Products (1), (2), (3), (4)	$49.3	$7.8	$98.2	$51.6

Corporate expenses (5)	(6.2)	(12.8)	(19.6)	(25.9)
Interest expense	(2.1)	(1.6)	(3.9)	(3.3)

Earnings before income taxes	41.0	(6.6)	74.7	22.4

Tax provision (credit)	12.4	(5.7)	21.9	2.0

Earnings from continuing operations	$28.6	$(0.9)	$52.8	$20.4

(1) includes equity gain (loss) in joint venture of:	$—	$—	$—	$(0.1)

(2) includes flood related expense of:	$—	$34.2	$—	$34.2

(3) includes settlement income of:	$11.2	$—	$11.2	$—

(4) includes Canadian warranty expense of:	$8.2	$—	$8.2	$—

(5) includes gain (loss) on remeasurement of equity collar of:	$5.3	$—	$3.7	$—